As filed with the Securities and Exchange Commission on May 7, 2026

Registration No. 333-259458

Registration No. 333-264893

Registration No. 333-274092

Registration No. 333-276614

Registration No. 333-285798

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

(File Nos. 333-259458 and 333-264893)

AND

POST-EFFECTIVE AMENDMENT NO. 1

(File Nos. 333-274092, 333-276614 and 333-285798)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IN8BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-5462585
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

350 5th Avenue, Suite 5330 New York, New York	10118
(Address of Principal Executive Offices)	(Zip Code)

2018 Equity Incentive Plan, as Amended

2020 Equity Incentive Plan

Amended and Restated 2023 Equity Incentive Plan

Amended and Restated 2026 Equity Incentive Plan

(Full titles of the plans)

William Ho

Chief Executive Officer

IN8bio, Inc.

350 5th Avenue, Suite 5330, New York, New York 10118

(Name and address of agent for service)

(646) 600-6438

(Telephone number, including area code, of agent for service)

Copies to:

Jaime L. Chase

Cooley LLP

1299 Pennsylvania Avenue, NW, Suite 700

Washington, DC 20004

(202) 842-7800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

IN8bio, Inc. (the “Registrant”) is filing (i) this Post-Effective Amendment No. 2 to each of the Registrant’s registration statements on Form S-8 (File Nos. 333-259458 and 333-264893), as filed with the Securities and Exchange Commission (the “SEC”) on September 10, 2021 and May 12, 2022, respectively, and each as amended by the Post-Effective Amendment No. 1 to each registration statement filed with the SEC on August 18, 2023, and (ii) this Post-Effective Amendment No. 1 to each of the Registrant’s registration statements on Form S-8 (File Nos. 333-274092, 333-276614 and 333-285798), as filed with the SEC on August 18, 2023, January 19, 2024 and March 13, 2025, respectively (collectively, the “Prior Registration Statements”). Pursuant to the Prior Registration Statements, shares of common stock, par value $0.0001 per share, of the Registrant (“Common Stock”) were registered for issuance under the Registrant’s 2018 Equity Incentive Plan, as amended (the “2018 Plan”), 2020 Equity Incentive Plan (the “2020 Plan”), and Amended and Restated 2023 Equity Incentive Plan (the “2023 Plan” and, together with the 2018 Plan and 2020 Plan, the “Prior Plans”).

The Registrant’s Board of Directors (the “Board”) resolved not to make any further awards under the 2018 Plan following the completion of the Registrant’s initial public offering, but the terms of such plan continue to govern all outstanding awards granted thereunder. On November 2, 2020, the Board adopted the 2020 Plan, subject to approval by the Company’s stockholders, which became effective with such stockholder approval on November 5, 2020. The 2020 Plan replaced and was the successor to the 2018 Plan. On April 29, 2023, the Board adopted the 2023 Plan, subject to approval by the Company’s stockholders, which became effective with such stockholder approval on June 15, 2023. The 2023 Plan replaced and was the successor to the 2020 Plan.

On March 26, 2026, the Board approved the Registrant’s Amended and Restated 2026 Equity Incentive Plan (the “2026 Plan”), subject to stockholder approval of the 2026 Plan. On May 7, 2026, the Registrant’s stockholders approved the 2026 Plan and the 2026 Plan became effective. The 2026 Plan replaces and is the successor to the 2023 Plan. Upon effectiveness of the 2026 Plan on May 7, 2026 (the “Effective Time”), no new grants could be made under the 2023 Plan but the terms of such plan continue to govern all outstanding awards granted thereunder.

As provided in the 2026 Plan, from and after the Effective Time, all shares of Common Stock that become Prior Plan Returning Shares (as defined below) will be available for grants of new awards under the 2026 Plan. The term “Prior Plan Returning Shares” means shares of Common Stock subject to outstanding stock awards granted under the Prior Plans and that following the Effective Time: (A) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (B) are not issued because such stock award or any portion thereof is settled in cash; (C) are forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required for the vesting of such shares; (D) are withheld or reacquired to satisfy the exercise, strike or purchase price; or (E) are withheld or reacquired to satisfy a tax withholding obligation.

The Registrant is filing these Post-Effective Amendments pursuant to SEC Corporation Finance Interpretation 126.43 to amend the Prior Registration Statements to register the offer of the Prior Plan Returning Shares under the 2026 Plan (as such shares would no longer be issuable under the 2023 Plan as described above). As of the date of the filing of these Post-Effective Amendments, the maximum number of shares of Common Stock initially registered for offer pursuant to the Prior Plans that may become Prior Plan Returning Shares and available for offer under the 2026 Plan is 646,630 shares. No additional securities are being registered by these Post-Effective Amendments.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Post-Effective Amendment.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Post-Effective Amendment.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)

the contents of the Registrant’s Registration Statements on Form S-8, previously filed with the Commission on September  10, 2021, as amended on August 18, 2023 (File No.  333-259458), May  12, 2022 (333-264893), as amended on August  18, 2023, August 18, 2023 (File No.  333-274092), January  19, 2024 (333-276614) and March 13, 2025 (File No. 333-285798);

(b)	the Registrant’s Annual Report on Form 10-K (File No. 001-39692) for the fiscal year ended December 31, 2025, filed with the Commission on March 12, 2026;

(c)

the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December  31, 2025 from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 26, 2026;

(d)	the Registrant’s Quarterly Report on Form 10-Q (File No. 001-39692) for the three months ended March 31, 2026, filed with the Commission on May 7, 2026;

(e)

the Registrant’s Current Reports on Form 8-K (File No. 001-39692), filed with the Commission on February  9, 2026, February  27, 2026 and May 7, 2026 to the extent the information in and exhibits to such reports are filed and not furnished; and

(f)

the description of the Registrant’s common stock contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (File No. 001-39692), filed with the Commission on March 12, 2026, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

As of the date hereof, GC&H Investments and GC&H Investments, LLC, each an entity that is comprised of partners and associates of Cooley LLP, beneficially own an aggregate of 5,797 shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation provides for indemnification of the Registrant’s directors to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by law.

The Registrant has entered into indemnification agreements with the Registrant’s directors and officers, whereby the Registrant has agreed to indemnify the Registrant’s directors and officers to the fullest extent permitted by law, including advancement of expenses incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify the Registrant’s directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed below:

Exhibit Number	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-39692), filed with the SEC on August 3, 2021).

4.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-39692), filed with the SEC on June 4, 2025).

4.3	Second Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-39692), filed with the SEC on December 7, 2023).

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

99.1	Amended and Restated 2026 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-39692), filed with the SEC on May 7, 2026).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 7, 2026.

IN8bio, Inc.

By:	/s/ William Ho
William Ho
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Ho and Patrick McCall, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Ho William Ho	Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2026

/s/ Patrick McCall Patrick McCall	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 7, 2026

/s/ Jeremy R. Graff Jeremy R. Graff	Interim Chairman of the Board of Directors	May 7, 2026

/s/ Peter Brandt Peter Brandt	Director	May 7, 2026

/s/ Corinne Epperly Corinne Epperly	Director	May 7, 2026

/s/ Emily T. Fairbairn Emily T. Fairbairn	Director	May 7, 2026

/s/ Luba Greenwood Luba Greenwood	Director	May 7, 2026